Brownstein | Hyatt
Farber | Schreck

EXHIBIT 5.1

April 8, 2010

NexMed, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to NexMed, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering the registration of 10,722,756 shares (the "Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), representing 130% of the number of shares of Common Stock issuable upon full conversion of the Company's 7% Convertible Notes due December 31, 2012 (the "Notes"), issued and sold by the Company pursuant to that certain Purchase Agreement, dated as of March 15, 2010 (the "Purchase Agreement"), by and among the Company, as seller, and The Tail Wind Fund Ltd., Solomon Strategic Holdings, Inc. and Tail Wind Advisory and Management Ltd., as purchasers (the "Purchasers"), to allow for the resale of up to such number of shares of Common Stock issuable in the event the conversion price under the Notes is reduced or in the event shares of Common Stock are issued in payment of principal accretions thereon.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. For purposes of this opinion letter, we have assumed that such proceedings will be timely completed in the manner presently proposed and that the Notes have been validly issued, each in accordance with the terms of the Purchase Agreement, the Notes and that certain Registration Rights Agreement, dated as of March 15, 2010, by and among the Company and the Purchasers (the "Registration Rights Agreement"), as applicable, and as described in the Registration Statement, and that the terms of such issuances have been or will be otherwise in compliance with applicable law.

In rendering the opinions set forth herein, we have examined copies of the Registration Statement, the Notes, the Purchase Agreement, the Registration Rights Agreement, the Company's Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates and instruments as we have deemed necessary or appropriate. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) the obligations of each party as set forth in the documents we have reviewed are its legal, valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) all documents we have examined accurately describe and contain the mutual understanding of the parties and there are no oral or written agreements or understandings, and there is no course of prior dealing between any of the parties, that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (iii) each document we

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have reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to or to the effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or "blue sky" laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares are duly authorized and, when and to the extent issued in accordance with the terms of the Purchase Agreement and the Notes and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable Nevada laws in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update or supplement the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise you of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this opinion letter, or of any change in any applicable Nevada laws or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Brownstein Hyatt Farber Schreck, LLP